Stock Purchase Agreement

This Stock Purchase Agreement (this "Agreement") is made as of August 15, 2017, by and between MFP Partners, L.P., a Delaware limited partnership ("Buyer"), and RMB Capital Management LLC, on behalf of the entities listed on Exhibit A to this Agreement (collectively, "Seller").  Buyer and Seller are referred to from time to time in this Agreement individually as a "Party" and together as the "Parties."
Buyer has agreed to purchase from Seller, and Seller has agreed on behalf of the entities set forth on Exhibit A to this Agreement to sell to Buyer, 375,000 shares of common stock (the "Shares") of S&W Seed Company (the "Company").  The Shares that each Seller shall sell are set forth across from such Seller's name on Exhibit A to this Agreement.
In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement, the Parties agree as follows:
1. Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Buyer hereby purchases from Seller, and Seller hereby sells to Buyer, all of the Shares for an aggregate purchase price of $1,200,000.00 US (the "Purchase Price"). The Purchase Price is owing as of the date hereof, but shall be payable upon written (including by e-mail) confirmation from Buyer's prime broker, Goldman Sachs & Co., or the Company's transfer agent, Transfer Online, that the transfer of all the Shares has been affected. As soon as practicable upon receipt of such confirmation, and in any event no later than the next business day, Buyer shall pay to Seller the Purchase Price by wire transfer of immediately available funds to one or more accounts designated in writing in advance by Seller.
2. Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer on the date hereof, as follows:
(a) Seller is authorized to consummate the transactions contemplated by this Agreement;
(b) Seller is authorized to enter into this Agreement; and
(c) upon completion of the transactions contemplated by this Agreement, Buyer will receive good and marketable title to the Shares, free and clear of any encumbrance, lien, claim, charge, security interest or other interests.
(d) neither Seller, its affiliates nor anyone acting on its behalf has offered or sold the Shares by means of any form of general advertising or general solicitation within the meaning of Rule 502(c) under the Securities Act of 1933, as amended;
(e) Seller acquired the Shares without a view to any public resale, subsequent distribution or other distribution thereof in violation of the Securities Act;
(f) Neither Seller, its affiliates nor anyone acting on its behalf is a party to any contract, agreement or understanding with any person that would give rise to any brokerage commission or finder's fee in connection with the sale of the Shares to Buyer or consummation of the transactions contemplated by this Agreement.
(g) Seller has received and carefully reviewed the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016, all subsequent public filings of the Company with the Securities and Exchange Commission, other publicly available information regarding the Company, and such other information that it and its advisers deem necessary to make its decision to enter into the transactions contemplated by this Agreement;
(h) Seller has evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. Seller has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, Buyer.
(i) Neither Buyer nor any of its affiliates, members, employees and agents (i) has been requested to or has provided Seller with any information or advice with respect to the Shares nor is such information or advice necessary or desired, or (ii) has made or makes any representation as to the Company.
(j) Seller acknowledges and understands that (i) Buyer possesses material nonpublic information regarding the Company not known to Seller that may impact the value of the Shares, including, without limitation, (x) information received by principals and employees of Buyer in their capacities as director, significant stockholders and/or affiliates of the Company, (y) information otherwise received from the Company on a confidential basis, and (z) information received on a privileged basis from the attorneys and financial advisers representing the Company and its Board of Directors (collectively, the "Information"), and that Buyer is unable to disclose the Information to Seller. Seller understands, based on its experience, the disadvantage to which Buyer is subject due to the disparity of information between Seller and Buyer. Notwithstanding such disparity, Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated by this Agreement.
(k) Seller agrees that none of Buyer, its affiliates, principals, members, employees and agents shall have any liability to Seller, its affiliates, principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with Buyer's non-disclosure of the Information, and Seller hereby irrevocably waives any claim that it might have based on the failure of Buyer to disclose the Information.
(l) Seller acknowledges that (i) Buyer is relying on Seller's representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the transactions contemplated by this Agreement; and (ii) without such representations, warranties and agreements, Buyer would not enter into this Agreement or engage in the transactions contemplated by this Agreement.

3. Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller on the date hereof, as follows:
(a) Buyer is authorized to consummate the transactions contemplated by this Agreement;
(b) Buyer is authorized to enter into this Agreement;
(c) Buyer (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement, (ii) is able to bear the risk of an entire loss of its investment in the Shares, and (iii) is consummating the transactions contemplated by this Agreement with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks;
(d) Buyer has received and carefully reviewed the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016, all subsequent public filings of the Company with the Securities and Exchange Commission, other publicly available information regarding the Company, and such other information that it and its advisers deem necessary to make its decision to enter into the transactions contemplated by this Agreement;
(e) Buyer has evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. Buyer has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, Seller.
(f) Neither Seller nor any of its affiliates, members, employees and agents (i) has been requested to or has provided Buyer with any information or advice with respect to the Shares nor is such information or advice necessary or desired, or (ii) has made or makes any representation as to the Company.
(g) Buyer is an accredited investor, as defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act").  Buyer is making this investment for its own account and not for the account of others and is not buying the Shares with the present intention of reselling them.
(h) Buyer acknowledges that (i) Seller is relying on Buyer's representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the transactions contemplated by this Agreement; and (ii) without such representations, warranties and agreements, Seller would not enter into this Agreement or engage in the transactions contemplated by this Agreement.
4. Indemnification.  Each Party (the "Indemnifying Party") agrees to indemnify and hold harmless the other Party, its affiliates and their respective officers, directors, members, managers, partners, employees, agents, advisors and controlling persons (each, an "Indemnified Person") from and against any and all losses, claims, damages, liabilities, amounts paid in settlement and reasonable expenses, incurred by such Indemnified Person arising out of the breach by the Indemnifying Party of its respective representations, warranties and covenants in this Agreement.
5. Miscellaneous. This Agreement (i) shall constitute the binding agreement of the Parties with respect to the subject matter hereof; (ii) shall constitute the sole and entire agreement of the Parties, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Agreement (other than that certain letter agreement dated August 15, 2017 between the Parties relating to the proposed purchase and sale of the Shares, which letter agreement shall remain in full force and effect notwithstanding execution and delivery of this Agreement); (iii) may be executed in counterparts, each of which shall be deemed an original, including by facsimile, e-mail or other means of electronic transmission of executed counterparts, which together shall constitute one and the same agreement; (iv) all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses; (v) each of the Parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement; (vi) if any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction; (vii) this Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party; (viii) no waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving; (ix) neither party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party; and (x) this Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Time shall be of the essence in this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
Seller:	Iron Road Multi-Strategy Fund LP
	By:	RMB Capital Management LLC, its investment manager

	By:	/s/ Laura Flentye
Name: Laura Flentye
Title: V.P., Business Administration

Iron Road Diversified Fund LP
	By:	RMB Capital Management LLC, its investment manager

	By:	/s/ Laura Flentye
Name: Laura Flentye
Title: V.P., Business Administration

1837 Partners Ltd.
	By:	RMB Capital Management LLC, its sub-advisor

	By:	/s/ Laura Flentye
Name: Laura Flentye
Title: V.P., Business Administration

1837 Partners QP LP
	By:	RMB Capital Management LLC, its investment manager

	By:	/s/ Laura Flentye
Name: Laura Flentye
Title: V.P., Business Administration

1837 Partners LP
	By:	RMB Capital Management LLC, its investment manager

	By:	/s/ Laura Flentye
Name: Laura Flentye
Title: V.P., Business Administration

Buyer:	MFP Partners, L.P.
	By:	/s/ Timothy E. Ladin
Name: Timothy E. Ladin
Title: General Counsel

Exhibit A

Seller	Total Shares
Iron Road Multi-Strategy Fund LP	111,864
Iron Road Diversified Fund LP	42,668
1837 Partners Ltd.	68,746
1837 Partners QP LP	109,514
1837 Partners LP	42,208

375,000